Exhibit 2.4

SECOND DEED OF AMENDMENT

DATED 2 October 2014

BETWEEN:

(1)                                 AMEC PLC (registered in England and Wales with registered number 1675285) whose registered office is at Booths Park, Chelford Road, Knutsford, Cheshire, WA16 8QZ, UK (AMEC); and

(2)                                 FOSTER WHEELER AG (registered in Switzerland with registered number CHE-114.603.783) whose registered office is at Lindenstrasse 10, 6340 Baar, (Canton of Zug), Switzerland (the Company),

each a party and together, the parties.

WHEREAS:

(A)                               AMEC and the Company entered into the Implementation Agreement on 13 February 2014 (the Agreement).

(B)                               AMEC and the Company agreed that the Agreement be amended on the terms set out in the letter agreement dated 28 March 2014 and in a deed of amendment dated 28 May 2014 (the Agreement, as so amended, being the Amended Agreement).

(C)                               The parties wish to make certain further amendments to the Amended Agreement as set out in this Deed.

(D)                               Unless the context requires otherwise, words and expressions used but not defined in this Deed shall have their respective meanings in the Amended Agreement.

AGREED TERMS

1.              The parties hereby agree that the Amended Agreement shall be amended with effect from the date of this Deed as follows:

1.1.         by deleting the existing clause 5.1(d) of the Amended Agreement and replacing it with the following clause 5.1(d): “subject to clause 5.2, in accordance with applicable Laws and the Charter Documents of AMEC, convene the AMEC General Meeting and hold such AMEC General Meeting at the time and date specified in the AMEC Circular (such date being no later than 31 October 2014) and propose the AMEC Resolution (such resolution to be voted on by way of a poll) without amendment; provided, however, the Company’s advisers and representatives shall be entitled to attend the AMEC General Meeting”;

1.2.         in clause 8.3 of the Amended Agreement, by:

1.2.1.    deleting the number “129,141” and replacing it with the following number: “147,687”; and

1.2.2.    deleting the words “May, August and September 2014” and replacing them with the following words: “May, August, September and November 2014”;

1.3.         deleting the definition of “Longstop Date” contained in Schedule 1 to the Amended Agreement and replacing it with the following:

“Longstop Date” means 14 November 2014 as the same may be extended pursuant to sub-clause (i) to the proviso to clause 2.2 (save that, in the event that the Conditions have not been satisfied by the Longstop Date due to or as a result of a material breach of the Agreement by AMEC such date shall be extended automatically until such later date as shall be notified in writing by the Company to AMEC); provided that, to the extent that the Offer is required to remain open (within the meaning of Rule 14e-1(a)) under Sections 14(d) or 14(e) of the Exchange Act or the rules and regulations promulgated thereunder, the Longstop Date shall be extended until the Business Day following the date of the Expiration Time”;

1.4.         in Schedule 3 to the Amended Agreement, by inserting, immediately following the words “As soon as reasonably practicable following posting of the AMEC Circular” in the seventh row of the second column headed “Date”, the following words: “, but, in any event, no later than 31 October 2014”.

2.              For the avoidance of doubt, other than the foregoing amendments set out in paragraph 1 of this Deed, this Deed is without prejudice to the terms of, and the rights and obligations of AMEC and the Company under, the Amended Agreement, which remains in full force and effect.

3.              This Deed may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.  Delivery of a counterpart of this Deed by email attachment or telecopy shall be an effective mode of delivery.

4.              A person who is not a party to this Deed shall have no right to enforce any of its terms.

5.              This Deed and any non-contractual obligations arising out of or in connection with this Deed shall be governed by, and interpreted in accordance with, English law. The English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this Deed, including disputes arising out of or in connection with: (a) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, this Deed; and (b) any non-contractual obligations arising out of or in connection with this Deed.  For such purposes each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction.

IN WITNESS WHEREOF this Deed has been executed and delivered as a deed by the parties hereto on the date first above written.

EXECUTED as a DEED		)
by AMEC PLC		)
acting by	Ian McHoul	)	/s/ Ian McHoul
in the presence of		)

Witness - Signature:	/s/ Alison Yapp

Name:	Alison Yapp

Address:	Old Change House 128 Queen Victoria Street London EC4V 4BJ

Date:	2 October 2014

EXECUTED as a DEED		)
by FOSTER WHEELER AG		)
acting by	J. Kent Masters	)	/s/ J. Kent Masters
in the presence of		)

Witness - Signature:	/s/ Roberto Penno

Name:	Roberto Penno

Address:	74 C Eaton Place London SW1 8AU

Date:	2 October 2014